Exhibit 99.2

FINAL

Fourth Quarter Fiscal 2008

Conference Call Remarks

November 14, 2008

7:30 a.m. CT

SEAN

Good morning and thank you for joining us.

On the call today are Russ Fradin, our Chairman and CEO, and John Park, our CFO.

Before we get started, let me highlight that when we discuss revenues, we’re referring to net revenues, or revenues before reimbursements.

And, during this call, we will discuss “underlying” operating income, net income, earnings per share and Adjusted EBITDA amounts. These are non-GAAP financial measures that provide a better understanding of our underlying performance. Please refer to this morning’s press release and the Investor Relations section of our web site to obtain a reconciliation of U.S. GAAP to these measures.

On this call we may make forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Please refer to our most recent SEC filings for more information on risk factors that could cause actual results to differ. Hewitt disclaims any obligation to update or revise any forward-looking statements made on this call.

At the conclusion of the call we’ll conduct a question and answer session. During the Q&A session we ask that as a courtesy to others you please limit yourself to one question.

Now I’ll turn it over to Russ…

RUSS

Thanks Sean and good morning everyone. Thank you for joining us.

I am pleased to be able to provide this update on Hewitt today. I am sure that all of you are anxious to hear how we are doing in light of the economic situation, and we will do our best to cover all the relevant issues.

Fiscal 2008 was a strong year for Hewitt, as we made great progress executing on each of our 4 strategic priorities – keeping clients first, creating a rewarding work experience, growing with intention, and getting lean.

Specifically, I want to mention several noteworthy accomplishments over the past year:

First, we achieved healthy growth in our Consulting and Benefits Outsourcing businesses while investing for the future.

Our Consulting business delivered strong double-digit organic constant currency growth in fiscal 2008, with all practices and geographies contributing to the improvement. We saw particularly good demand for our Retirement and Financial Management services in North America and in Europe in addition to Talent and Organization Consulting services in Asia Pacific, North America and Europe.

After a flat 2007, Benefits Outsourcing showed modest growth by adding new clients, expanding into the middle market with our new Core Benefits Administration solution, and adding new services such as absence management.

To support this growth, in 2008 we made investments in both Consulting and Benefits Outsourcing by making some acquisitions that leverage our sales force. We also invested in internal growth initiatives.

Second, we significantly reduced the losses from the HR Business Process Outsourcing business. Through successful contract renegotiations and cost management efforts, we reduced the underlying operating loss by almost $70 million. The portfolio continues to stabilize nicely. Looking ahead, we are focused on continued reduction in the cost structure and delivering quality to our clients.

Third, we meaningfully lowered our overhead costs by restructuring our real estate portfolio and better aligning our workforce for future growth.

During fiscal 2008, we took $45 million in charges related to the real estate rationalization plan initially announced last year. We realized good savings in 2008 from our fiscal 2007 actions to exit and consolidate facilities, and we expect to begin to see additional savings in fiscal 2009.

We also took steps to further lower overhead costs through targeted workforce reductions. This year we achieved nice productivity gains in HR Outsourcing by leveraging our staffing levels on a global basis. As we said we planned to do on our last earnings call, we absorbed significant severance in Q4 as part of our plans to improve our productivity across all of our businesses, leaving us well positioned to start the new fiscal year.

Fourth, we further strengthened our financial position by securing $500 million in new financing on attractive terms during the fourth quarter. This gives us a lot of flexibility, and we intend to use it. A key priority will be to build on our strong strategic position to pursue our growth agenda through acquisitions, particularly if attractive valuations are apparent. Our strong position also allows us to improve our capital structure, as evidenced by today’s $300 million share repurchase announcement.

Before I turn the call over to John, I want to provide additional color on the quarter given the current business environment.

In the fourth quarter, we delivered a strong finish to an already very good year for Hewitt. We were able to consistently improve our performance against our guidance as the year progressed, while absorbing sizable severance charges due to restructuring actions across our businesses — actions now more important than ever in this challenging economic environment.

Despite the barrage of bad economic news globally, demand for our services in the fourth quarter was robust. We see good sales prospects in our Outsourcing businesses, and the demand in Consulting appears to continue. We talk frequently to our clients and other business leaders as we are as anxious as anyone given the fear and uncertainty that is prevalent in the world economy. That said, we can only report on the results we see and the sales opportunities in front of us – and these trends remain positive. I’ll remind everyone once again that we could be a lagging indicator for the broader economy.

Later in the call I’ll provide some additional perspective on why our finish to the year was strong and why we are optimistic about fiscal 2009.

Now I’ll turn the call over to John to discuss our detailed financial results and guidance for the year.

JOHN

Thanks Russ, and good morning everyone.

Let me start by highlighting our consolidated results for the fourth quarter.

Fourth quarter net revenues increased a solid 8% over the prior-year quarter. Net revenues also grew 8% after excluding the effects of currency, third-party supplier revenues, and acquisitions and divestitures.

Reported operating income in the fourth quarter was $54 million, compared with an operating loss in the prior-year quarter of $281 million.

Our underlying operating income grew 8% to $87 million in the fourth quarter, compared to $80 million last year. Our underlying results include $17 million in severance charges but exclude the following one-time items:

In the current quarter, a $34 million pretax charge related to the rationalization of our real estate portfolio and a favorable $2 million pretax adjustment related to a previous HR BPO contract restructuring.

In last year’s quarter, there were $361 million in unusual items primarily related to goodwill and asset impairment and real estate restructuring. You can see the full detail in our earnings release.

Our reported effective tax rate for the current quarter was 34.5%. This relatively low rate is mostly due to discrete events which occurred during the quarter, such as a reversal of certain tax contingency reserves and return to provision adjustments. On an underlying basis, our normalized effective tax rate was approximately 39% in this period and last year.

Reported net income for the fourth quarter increased to $32 million, or 32 cents per diluted share, compared with a net loss of $266 million, or a loss of $2.51 per diluted share last year. On an underlying basis we recorded earnings of 50 cents per diluted share in the fourth quarter as compared to 47 cents per diluted share last year – an increase of 6%. This adjusts for the one-time items and normalizes the tax rates.

For the full fiscal year, net revenues grew a solid 8% over the prior year, to $3.2 billion. Net revenues grew 7% after adjusting for third-party revenues, currency, acquisitions and divestitures, and the favorable impact of HR BPO contract settlements.

Reported operating income was $313 million, compared with an operating loss in the prior year of $143 million.

Our underlying operating income grew 30% to $334 million for fiscal 2008, compared to $257 million last year. These results include $31 million in severance charges but exclude the following one-time items:

For fiscal 2008:

•	A $45 million pretax charge related to the rationalization of our real estate portfolio;

•	A pretax net gain of $35 million related to the divestiture of our Cyborg business;

•	… and pretax net charges of $12 million related to HR BPO contract restructurings.

For fiscal 2007, unusual items totaled $400 million, primarily related to goodwill and asset impairment, severance and real estate restructuring. Again, full detail is available in our earnings release.

Our reported effective tax rate was 40.5% for the year, compared to 40.4% in 2007. On an underlying basis, our normalized effective tax rate was 39% in both periods.

Reported net income for the year increased to $188 million, or $1.85 per diluted share, compared with a net loss of $175 million, or a loss of $1.62 per diluted share last year. Adjusting for the one-time items and normalizing the tax rates, we recorded underlying earnings of $2.02 per diluted share for the year as compared to $1.48 per diluted share last year – an increase of 36%.

For the year, cash flow from operations was $328 million, compared with $435 million in fiscal 2007. Free cash flow was $210 million, compared with $347 million in fiscal 2007. This decrease in free cash flow was driven primarily by higher performance based compensation paid in 2008 for 2007 performance and higher tax payments.

Capital expenditures were $118 million in fiscal 2008, compared with $88 million in the prior year. This higher level of capex reflects an increased level of investment in technology, particularly IT hardware for our Outsourcing businesses, and real estate relocations, renovations, and upgrades related to our rationalization initiative. Recall that last year’s spending was unusually low as we put a lot of major systems investments on hold while we sorted out our strategy, and saw lower implementation activity related to new HR BPO contracts. For 2009 we anticipate capital investment slightly above 2008 levels.

Adjusted EBITDA for the full year increased by $89 million over the prior year to $524 million due to improvements in our HR BPO business.

I’d like to make a few brief comments on our capital structure.

First, regarding our share repurchase program, during the fourth quarter we completed our existing $750 million share repurchase authorization by buying back 4.1 million shares for a total of $155 million. In fiscal 2008, we bought back 15.1 million shares for a total of $566 million.

Second, in conjunction with our $500 million in new debt financing in August, we executed interest rate swaps on most of the $270 million syndicated loan. This makes the financing 80% fixed / 20% floating, with a current pre-tax cost of debt below 6%.

This financing augmented an already strong balance sheet. We ended the fourth quarter with $541 million in cash and cash equivalents and no outstanding borrowings against our $200 million revolving credit facility.

Now let me give you a few highlights of the performance of each of the businesses. In order to leave plenty of time for your questions, I will keep my comments to our performance in the fourth quarter, and all of my remarks will be based on the underlying results adjusted for the charges that I detailed a moment ago.

In Benefits Outsourcing, reported fourth quarter segment revenues grew 5%. Revenues increased 3% when adjusting for acquisitions and currency. Growth was driven primarily by increased project work and higher participant counts, partially offset by client losses. End user participant counts increased by 7 percent to 19.7 million.

Fourth quarter underlying Benefit Outsourcing margins declined 700 basis points to 20.8%. This was due to higher compensation and client service delivery expenses related to several large and complex clients that recently went live, and included higher severance and performance-based compensation. Severance in the current quarter was $8 million.

In HR BPO, reported revenue declined 1%. However, segment revenues grew 11% when adjusting for one-time items, currency, and excluding third-party revenue. Growth was driven primarily by several contracts that went live over the past 12 months, as well as project work. This growth more than offset planned service reductions to certain current and former clients.

The underlying operating loss improved to $11 million, compared to a loss of $38 million in the fourth quarter last year. The improvement reflects staffing leverage and infrastructure savings related to our Lean productivity program and the successful renegotiation of some contracts.

This brought our full year loss to $90 million, a meaningful improvement over the loss of $158 million in fiscal 2007, reflecting a dramatic improvement in the stabilization of the business as well as cost reductions.

Let me make a few comments on our Outsourcing sales prospects:

In Benefits Outsourcing, we continue to see good activity in the large company marketplace across our Health and Welfare, Defined Contribution, and Defined Benefit offerings, and our pipeline remains solid.

As mentioned earlier on the call, our new middle market Core Benefits Administration Health and Welfare offer has truly struck a chord and seems to be meeting a real need in the market. We continue to expect this business to grow nicely.

We are also seeing increased activity relative to our new absence management offering due to our LCG acquisition in FY08. Our ability to offer solutions that show real cost saving by improving wellness and reducing employee absences is gaining ground in the market.

With respect to HR BPO, we have incorporated the many lessons we’ve learned as a first mover in the space. Today we have a solid set of core offers that we are confident will serve our clients well, but the market remains slow.

Now a look at Consulting.

Consulting reported very strong top-line growth in the fourth quarter, with net revenues increasing by 16% on both a reported and constant currency basis. This reflects organic growth of 14% and another 2% of growth from acquisitions. From a practice perspective, Retirement and Financial Management and Talent and Organization Consulting grew in the mid-teens. Health Management and Communication grew in the mid-single digits.

Legislative and accounting changes in the U.S. and Europe, combined with market and economic volatility, have driven demand for Retirement and Financial Management services. Asia Pacific continues to grow nicely, driven by demand for our market-leading Talent and Organization Consulting services.

The fourth quarter’s underlying margin was 16.6%, compared to 18.6% last year. This decline reflects higher compensation costs principally related to investments in the business, including $5 million in severance.

Unallocated shared services costs, on an underlying basis, were 3.9% of net revenues in the fourth quarter, versus 4.3% of net revenues in the prior-year quarter. The decrease as a percent of net revenues is primarily a result of some one-time favorable items.

Looking ahead to fiscal 2009, we plan to build on last year’s achievements to drive continued improvement in our financial performance. We anticipate the following for fiscal 2009:

•	Low-single digit total Company net revenue growth, comprised of mid- to high-single digit growth in Consulting, modest growth in Benefits Outsourcing, and a high-single digit decline in HR BPO.

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Operating income of $420 to $435 million. Consulting and HR BPO are expected to be the most significant contributors to the improvement, with solid margin improvement anticipated for both on an underlying basis. We anticipate roughly flat margins in Benefits Outsourcing, on an underlying basis, as we continue to invest in the business.

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Regarding HR BPO — we’ve learned many lessons from the school of hard knocks. Today we are back in the market with a focused service offering and a sales and marketing strategy that will selectively look for growth opportunities. We expect a segment loss in the range of $50 to $60 million in fiscal 2009, which is about the Adjusted EBITDA break even point. Beyond 2009, we anticipate steady progress towards segment income breakeven over the following 2 years– as we invest in the business.

•	Finally, we anticipate diluted EPS of $2.35 to $2.45 with a normalized tax rate of 39.6%.

We anticipate fiscal 2009 free cash flow about in-line with net income. We expect free cash flow to be impacted by cash payments related to severance and real estate restructuring actions taken in fiscal 2008 in addition to higher bonus payouts related to fiscal 2008 performance.

We’re also expecting good growth in our Adjusted EBITDA metric, but lagging diluted EPS growth, again on an underlying basis.

As a reminder, I want to point out that last year’s fiscal first quarter was a particularly strong one, with unusually high margins in our Benefits Outsourcing business. Therefore, we expect Q1 to be our most challenging quarter from a year-over-year comparison.

Now I’d like to turn the call back to Russ.

RUSS

Thanks, John.

Once again I am pleased with our performance in 2008 and very proud of our leaders and associates for keeping focused on our clients and delivering on our plan.

We are fully aware of the economic turmoil and the risks it poses to our business. We have taken decisive steps to offer services that help clients cope with the downturn. We have real knowledge and capability that can support them under these stressful conditions. We have been proactive in positioning Hewitt in the market – and we have been equally decisive in preparing our cost structure and capital structure for the new realities we face.

It is the quality of Team Hewitt that has enabled us to navigate these difficult times. We have had setbacks – like everyone else – but the resourcefulness and knowledge of our associates has allowed us to continue to grow in the face of unprecedented events.

Furthermore, I want to highlight several aspects of Hewitt that give us some comfort that we will continue to build our strong market position given the current economic challenges.

First, we are a trusted name in the human capital space with expertise in many areas that clients seek in times of great change and upheaval.

Second, our business model is resilient, with a high degree of year-to-year revenue retention.

Lastly, we remain very strong financially.

Despite the tough business environment, our metrics are holding up well. We are pleased to say that we expect another year of revenue and earnings growth.

Operator – we’re ready to take some questions.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.